EXHIBIT 4. 1

Amendment No. 1 to Series B Warrant to Purchase Common Stock

AMENDMENT NO. 1 TO SERIES B WARRANT TO PURCHASE COMMON STOCK (“Amendment”) is made as of the ___ day of May, 2021 by and between CBAK Energy Technology, Inc., a Nevada corporation (the “Company”) and the holder listed on the signature page attached hereto (the “Holder”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Warrant (as defined below).

WHEREAS, the Holder currently holds Warrant No: B-[__] to purchase [__________] shares of the common stock, $0.001 par value, of the Company (the “Warrant”).

WHEREAS, the Warrant is due to expire on May 11, 2021 (the “Termination Date”), at which time the Warrant will terminate and no longer be exercisable;

WHEREAS, the Company and the Holder desire to extend the Termination Date to August 31, 2021;

NOW, THEREFORE, in consideration of the Amendment and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned parties hereby agree to amend the Warrant as follows:

1.	Section 20(t) of the Warrant shall be amended and restated in its entirety as follows:

“20(t): “Expiration Date” means the date that is August 31, 2021, or if such date falls on a day other than a Trading Day or on which trading does not take place on the Principal Market (a “Holiday”), the next date that is not a Holiday.”

2.	Amended and Restated Warrant. Upon the request of the Holder and receipt by the Company of the original Warrant, the Company will provide the Holder with an Amended and Restated Warrant, reflecting the amendments described herein.

3.	Full Force and Effect. Except as amended hereby, the Warrant shall remain in full force and effect in accordance with its original terms.

4.	Governing Law. This Amendment is governed by the laws of the State of New York.

5.	Disclosure. The Company shall, on or prior to 9:30 a.m. New York time on the Business Day immediately following the date hereof publicly disclose the information contained herein on a Current Report on Form 8-K and, upon such disclosure, the Holder shall not be in possession of any material non-public information about the Company.

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IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Series B Warrant to Purchase Common Stock as of the date first written above.

CBAK ENERGY TECHNOLOGY, INC.

By:
Name: Xiangyu Pei
Title: Interim Chief Financial Officer

HOLDER

By:
Name:
Title: